Exhibit 10.16

February 8, 2017

Dale Philippi

****

Dear Dale:

Research Products Corporation is pleased to offer you the position of President of the Aprilaire Division of Research Products. The purpose of this letter is to communicate our offer of employment. We believe your skills will significantly contribute to our organization’s success and provide you with opportunity for personal and professional growth. If you are in agreement with the terms of this letter, please sign the enclosed copy and return it to us.

Compensation: A total direct compensation package consisting of a base salary and short term incentive as follows:

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A base annual salary of $340,000 ($28,333 per month).
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An open ended annual bonus designed to reward you for the level of operating profit achieved. For example, delivering only a 5% increase of annual operating profit will payout a bonus of 52.5% of salary ($178,500). Profit levels over/under this amount would increase/reduce the bonus incrementally. Please note the 2017 bonus will be prorated based on the actual length of employment.

Vacation: You will receive five weeks of paid vacation starting in the first year of your employment. Vacation will be accrued based on your start date.

Benefits: The balance of your benefits package would be consistent with what is contained in the Aprilaire Benefit Summary which is offered to all Aprilaire employees. Please see the enclosed Benefits Summary. Of interest relative to total compensation is a profit sharing contribution by the Company which this year was 6% of total direct compensation (salary and bonus). In addition, the Company contributes up to 3% of your total direct compensation based on your level of 401K plan contributions.

Company Automobile: You may select a company-owned automobile consistent within the guidelines used for other company executives (enclosed). Usage of a company provided automobile requires that we include an amount for the personal use on your W-2 form consistent with the requirements of the Internal Revenue Service.

Stock Grants: As a long-term performance incentive for the executive team, you will be eligible for participation in an annual stock grants program depending on the yearly net profit performance of Research Products Corporation according to the attached schedule and guidelines.

Relocation: The Company will reimburse usual and customary expenses to assist in your relocation to Madison. We would expect your transition would be completed no later than July 30, 2018. Please see the enclosed Relocation Summary for the specifics.

Transition Allowance: Between your start date and July of 2018, the Company will provide $1,000 a month for up to 16 months for housing assistance.

Travel Assistance (outside of expenditures covered in relocation guidelines) Between your start date and July of 2018, the Company will provide up to $5000 for airline ticket reimbursement for you and or your immediate family members’ travel to and from your California residence.

Please acknowledge acceptance of this offer by signing the copy of this letter emailing it to ****. We still need to determine a start date.

Dale, thank you for the time we’ve spent together and your candor during the last few weeks. We’re very excited about the prospect of having you on our team and look forward to hearing from you.

Regards,

/s/ Larry Olsen